UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Woodberry, Paul F.
   P.O. Box 31043
   Sea Island, GA  31561
   USA
2. Issuer Name and Ticker or Trading Symbol
   Alleghany Corporation
   Y
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   July 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |5/9/97|A   |V|62                |A  |           |                   |      |                           |
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                           |7/25/9|M   | |1,195             |A  |$59.7757   |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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                           |7/25/9|M   | |1,171             |A  |$74.2537   |18,375(1)          |I     |(2)                        |
                           |7     |    | |                  |   |           |                   |      |                           |
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                           |7/28/9|P   | |800               |A  |$223.50    |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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                           |7/28/9|P   | |700               |A  |$224.00    |5,245(1)           |D     |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Option (right to buy) |$208.75 |4/28/|A   |V|1          |A  |(3)  |4/28/|Common Stock|1,000  |(3)    |            |   |            |
                      |        |97   |    | |           |   |     |07   |            |       |       |            |   |            |
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Option (right to buy) |$59.7757|7/25/|M   | |1          |D  |(3)  |5/23/|Common Stock|1,195  |(3)    |            |   |            |
                      |        |97   |    | |           |   |     |98   |            |       |       |            |   |            |
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Option (right to buy) |$74.2537|7/25/|M   | |1          |D  |(3)  |5/1/9|Common Stock|1,171  |(3)    |8           |D  |            |
                      |        |97   |    | |           |   |     |9    |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Includes shares of Common Stock paid by Alleghany Corporation as a stock dividend in April 1997.
(2) Held by a trust of which the undersigned and his wife are co-trustees and beneficiaries.
(3) One-third of such option becomes exercisable on each of the first, second and third anniversaries of the date of
grant.
SIGNATURE OF REPORTING PERSON
/s/ Paul F. Woodberry
DATE
August 4, 1997